UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2009

MERCER INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Washington	000-51826	47-0956945
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 2840, 650 West Georgia Street, Vancouver, British Columbia, Canada	V6B 4N8
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 684-1099

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 4, 2009, Mercer International Inc.’s (the “Company”) 70% owned subsidiary, Zellstoff Stendal GmbH (“ZSG”), the owner and operator of the Stendal mill, completed an agreement (the “Amendment”) with its lending syndicate (the “Lenders”) to amend the project financing facility agreement (the “Facility Agreement”) dated August 26, 2002 governing the project loan facility established for the construction and operation of the Stendal mill.

The description below is a summary of the terms of the Amendment. It does not purport to be complete and is qualified in its entirety by the complete text of the Amendment itself, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the period ended December 31, 2008.

Deferral of Principal Payments

The Amendment revises the repayment schedule of principal payments due by deferring €164.0 million of scheduled principal payments (the “Deferred Amount”) until the Facility Agreement’s maturity on September 30, 2017 (“Maturity”).

Cash Sweep

The Amendment provides for a 100% cash sweep of any excess cash of ZSG which will be used first to fund the debt service reserve account (the “DSRA”) established pursuant to the Facility Agreement and second to prepay the Deferred Amount (the “Cash Sweep”). The DSRA is an account maintained to hold and, if needed, pay up to one year’s principal and interest due under the Facility Agreement as partial security for the Lenders. The Cash Sweep will be used to fund the DSRA to a level sufficient to service the amounts due and payable under the Facility Agreement during the then following twelve (12) months (“Fully Funded”).

Not included in the Cash Sweep is an amount of €15.0 million which ZSG is permitted to retain for working capital purposes.

Financial Ratios

The Amendment implements a permitted leverage ratio of total debt under the Facility Agreement to EBITDA (the “Senior Debt/EBITDA Cover Ratio “) which is effective from December 31, 2009 and is set to decline over time from 13.0x on its effective date to 4.5x on June 30, 2017 as set out below.

The Amendment also revises the Facility Agreement’s annual debt service cover ratio (the “Annual Debt Service Cover Ratio”) requirement to be at least 1.1x for the period from December 31, 2011 to December 31, 2013 and 1.2x from January 1, 2014 until Maturity.

Events of Default

The Amendment includes the following as events of default:

(a)	if scheduled debt service for two consecutive periods is partially or wholly financed by drawings from the DSRA and as a result the DSRA is less than 33 1/3% Fully Funded;

(b)	if the DSRA is fully drawn and ZSG exercises its current 6-month principal payment deferral right in respect of the next repayment date;

(c)	failure to meet the Annual Debt Service Cover Ratio as set out above; and

(d)	if the Senior Debt/EBITDA Cover Ratio is above the amounts set out in the following table:

Testing Date	Ratio	Testing Date	Ratio

12/31/09	13.0	12/31/13	6.0
06/30/10	11.0	06/30/14	5.5
12/31/10	11.0	12/31/14	5.5
06/30/11	7.5	06/30/15	5.0
12/31/11	7.5	12/31/15	5.0
06/30/12	7.0	06/30/16	5.0
12/31/12	6.5	12/31/16	4.5
06/30/13	6.5	06/30/17	4.5

Equity Cures

The Amendment provides that ZSG and its shareholders may, once per fiscal year, cure a deficiency in either the Annual Debt Service Cover Ratio or the Senior Debt/EBITDA Cover Ratio by way of a capital contribution or fully subordinated shareholder loan to ZSG in the amount necessary to cure such deficiency and thereby prevent the occurrence of an event of default.

Capital Contribution

Under the terms of the Amendment, the Company is required to make a capital contribution to ZSG in the amount of €10.0 million.

Additionally, the Company may be required to make a further capital contribution if, in the period from December 31, 2011 until the date when all of the loans pursuant to the Facility Agreement are repaid in full, the Company raises aggregate actual net proceeds of €20.0 million or more from an equity financing and on the first day of trading of shares issued pursuant to such financing, the DSRA is not Fully Funded.

Amendment Fees

In connection with the Amendment, ZSG will pay a work fee of €25,000 to each Lender, and an additional liquidity charge of 45 basis points on outstanding amounts in respect of the Deferred Amount. ZSG will also pay an amendment fee of approximately €3.3 million, payable pro-rata to each Lender either in two equal installments, half on the date the DSRA is Fully Funded for the first time and the balance on the first repayment date thereafter, or in full on the date of repayment or prepayment in full of the Deferred Amount.

Conditions Precedent

The Amendment is subject to customary conditions precedent, including requisite corporate approvals of ZSG and satisfactory opinions, which are expected to be completed on or before March 15, 2009.

A copy of the Company’s press release announcing the Amendment is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
99.1	Press Release dated February 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INTERNATIONAL INC.

David Gandossi /s/
David M. Gandossi
Chief Financial Officer

Date: February 9, 2009

MERCER INTERNATIONAL INC.

FORM 8-K

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated February 4, 2009